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                                                                    EXHIBIT 10.5

                                     FORM OF

                          STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement dated as of ______ __, 1996 is entered into between DIGITAL EQUIPMENT CORPORATION, having a principal place of business at 111 Powdermill Road, Maynard, Massachusetts 01754-1418 (together with all subsidiary and affiliated companies collectively referred to as "DIGITAL") and AltaVista Internet Software, Inc., having a principal place of business at 30 Porter Road, Littleton, Massachusetts 01460 (together with all subsidiary and affiliated companies collectively referred to as "ALTV").

WHEREAS, ALTV has developed or acquired the rights to computer programs;

WHEREAS, DIGITAL has established procedures for evaluating and distributing computer programs and for delivering services to users of computer programs;

WHEREAS, both parties desire that DIGITAL distribute ALTV's computer program(s) and provide services to ALTV customers.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

1.0      DEFINITIONS

         1.1 Program means the computer programs related to the Products, Documentation, Demonstration Programs, and all future Revisions, enhancements and modifications to such programs.

         1.2 Object Code means machine readable code commonly referred to as binary code or executable code.

         1.3 Documentation means a functional description of a Program, directions for installation, verification of installation, and use, and any other explanatory material necessary for a user to perform all of the functions of a Program.

         1.4 Demonstration Program means an illustrative version(s) of a Program, in Object Code form, which demonstrates its key features.

         1.5 Revision means any correction, modification, update, enhancement, and new version of a Program, Documentation, and Demonstration Program.
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         1.6      Products mean now existing or later created ALTV Programs in
                  Object Code form, including Documentation, Demonstration Programs, and Revisions.

         1.7 Source Code means code which may be printed out or displayed in a form readable and understandable by a programmer of ordinary skill, and which cannot be executed on a computer system without first being assembled or compiled.

         1.8 DIGITAL's Service Provider(s) means DIGITAL authorized dealers, distributors and/or other third parties who are authorized by DIGITAL to provide warranty, maintenance and/or other support services for the Product.

         1.9 Service Agreement(s) means agreements between DIGITAL and end-user customers and agreements between DIGITAL's Service Providers and end-user customers under which DIGITAL or DIGITAL's Service Providers offer end-user software product services, including services such as telephone support, electronic access to problem/solution information, critical on-site support, rights to new versions of the Product, and Documentation updates for the Products.

         1.10 DIGITAL-ALTV Fee Schedule means the then current schedule of fees and prices relating to the Products and services hereunder as agreed upon by DIGITAL and ALTV.

2.0      LICENSES

         2.1 ALTV grants to DIGITAL a non-exclusive, royalty-free license to execute the Product, and to load, copy or transmit the Programs and/or Demonstration programs in whole or in part, for the purposes of evaluation, marketing and promotional activities related to the Product in connection with the distribution of the Product and the provision of Services hereunder to end-users of the Product.

         2.2 ALTV grants DIGITAL a non-exclusive, royalty-free license to make copies of each Program and/or Product to be used for the purposes of customer evaluation at customer facilities.

         2.3 ALTV grants DIGITAL a non-exclusive, worldwide license to (i) each Product, (ii) load, copy or transmit such Product, and
                  (iii) market, demonstrate and distribute directly or by means of sublicenses and grant to its sublicensees the right to sublicense, market, distribute and demonstrate the Product to its customers. Distribution shall be subject to ALTV's then current applicable software license agreement(s). The license granted

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                  under this Section 2.3 shall be subject to a fee set
                  forth in the DIGITAL-ALTV Fee Schedule.


         2.4 ALTV grants to DIGITAL, a non-exclusive, worldwide license to execute the Products for internal end use purposes, and to load, copy or transmit the Products to the extent necessary for such execution. The license granted under this Section 2.4 shall be subject to a fee set forth in the DIGITAL-ALTV Fee Schedule.

         2.5 To the extent necessary to give effect to this Agreement, the licenses granted to DIGITAL shall include rights under any applicable patents, copyrights, trademarks, trade secrets and any other intellectual property rights belonging to ALTV or which ALTV has acquired or may acquire from any third party other than DIGITAL.

         2.6 DIGITAL shall not decompile, or reverse assemble any Product, or analyze or otherwise examine the Product for the purpose of reverse engineering, except as authorized by law.

         2.7 ALTV grants Digital, a non-exclusive, worldwide license to market and distribute the Product in combination with or bundled together with DIGITAL products or systems integration services by means of sublicenses and grant to its sublicensees the right to sublicense, market and demonstrate such combined Product to its customers. Distribution shall be subject to ALTV's then current applicable software license agreement(s). The license granted under this Section 2.7 shall be subject to a fee set forth in the DIGITAL-ALTV Fee Schedule.

         2.8 Upon DIGITAL's request and on terms, including fees payable to DIGITAL, satisfactory to DIGITAL and ALTV, ALTV shall grant DIGITAL the non-exclusive, royalty-free license to manufacture the Product, and shall provide DIGITAL with all materials necessary to do so, including Product masters.

3.0      STRATEGIC DEVELOPMENT

         3.1 For so long as ALTV (a) adapts its Products, and any subsequent product offerings, to run on the DIGITAL Unix operating system and (b) simultaneously releases its Products and any subsequent product offerings in a form adapted to run on the DIGITAL Unix operating system, DIGITAL shall provide to ALTV, at no charge, by loan or otherwise, certain DIGITAL hardware and software products for use by ALTV for product development.


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         3.2      DIGITAL shall sell ALTV hardware equipment for use at its
                  public WEB service sites at its then prevailing inter-company rate for such equipment for so long as ALTV identifies such sites in all of its marketing, advertising and other publications as being supported by DIGITAL.

         3.3 Subject to the prior written consent of ALTV with respect to any Program and Product, ALTV grants DIGITAL a non-exclusive, worldwide license to combine, incorporate or embed the Program and the Product, including the right to modify the Source Code and Object Code of any such Product, into DIGITAL's or any other products or programs, or as a new product, and to distribute the new product pursuant to Section 2.3 hereof. Such new product shall be considered a derivative work, and all right, title and interest in the derivative work shall be owned by Digital, subject to the ownership by ALTV of any of the Programs, Source Code or Object Code incorporated therein. The license granted under this Section 3.3 shall be subject to a fee based on Digital's then prevailing inter-company rate for such products.

         3.4 DIGITAL represents that it will provide to ALTV certain hardware and software products for internal use at a rate set forth in the DIGITAL-ALTV Fee Schedule.

4.0      ACCEPTANCE

         4.1 DIGITAL shall evaluate each Product and shall give written notice to ALTV if such Product does not operate in conformance with the applicable Documentation.

         4.2 If DIGITAL determines not to accept or distribute any one or all of the Products for any reason, it shall give written notice to ALTV and DIGITAL shall have the right to eliminate the specified Products from this Agreement or to terminate this Agreement in its entirety. In this event, DIGITAL shall, at its option, either return to ALTV or destroy copies of the eliminated Products in its possession.

5.0      PURCHASING REQUIREMENTS

         5.1 Subject to acceptance and ALTV's performance of all of its duties and obligations hereunder, DIGITAL shall pay ALTV license fees, as hereafter described.

         5.2 All shipments shall be F.O.B. Origin. Payments from DIGITAL to ALTV shall be due on a net 30-day basis from the date of ALTV's invoice. Prices do not include any shipping charges, or federal, state, county, local or other governmental taxes, duties, excise taxes now or hereafter imposed

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                  on the storage, sale, transportation, licensing or use of the
                  Products, which charges shall be borne by DIGITAL. Any taxes imposed by any federal, state, or municipal government, including any interest due thereon, if any, paid or payable in connection with ALTV sales to DIGITAL, shall be borne by DIGITAL. If ALTV supplies DIGITAL with a valid tax exemption certificate, DIGITAL shall not be liable for such taxes as are exempted.

         5.3 Unless otherwise approved by ALTV, orders must be placed via the ALTV Internet Website, and request delivery within three
                  (3) months.

         5.4 DIGITAL may reschedule or cancel delivery of individual Purchase Orders, or portions thereof, upon at least thirty
                  (30) days advance notice to ALTV prior to DIGITAL's required delivery date, subject to charges set forth on the DIGITAL-ALTV Fee Schedule. All rescheduling requests and cancellations shall be placed via the ALTV Internet Website unless otherwise approved by ALTV.

         5.5 ALTV shall inspect all Product before shipment. DIGITAL may inspect the Product at its destination. Subject to Section 4.2 hereof, DIGITAL may return nonconforming Product to ALTV for credit, refund of purchase price or replacement at DIGITAL's option, with ALTV bearing all costs and risk of loss. ALTV authorizes DIGITAL to perform source inspection and quality assurance audits at ALTV's manufacturing facilities, but this shall in no way relieve ALTV of its obligation to deliver conforming Product or waive DlGITAL's right of inspection and acceptance at destination.

         5.6 For each individual Product shipped, a packing slip is required specifying Purchase Order, DIGITAL Part Number, Quantity, and Date Shipped. The packing slip is to be attached to the outside of one of the cartons shipped. Each individual product shall be packaged individually inside an outer carton and labeled with the typewritten DIGITAL Part Number specified. Each carton is to be properly packaged and protected from shipping and handling hazards, and in compliance with applicable laws, regulations and requirements. DIGITAL may request ALTV to provide replacement packaging for those cartons that get damaged in transit.

         5.7 If there is any conflict between terms and conditions, precedence shall be as follows:

                  a)  Terms of this Agreement,
                  b) Terms written or typed by DIGITAL on the face of its Purchase Order
                  c)  Terms preprinted on a Purchase Order.


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6.0      PRICE CHANGES

         6.1 ALTV shall provide DIGITAL with three (3) months' prior written notice of any change in ALTV's list price or discount schedule.

         6.2      If ALTV fails to give DIGITAL such notice:

                  a) and the net price to DIGITAL including discounts is increased, the lower price shall remain in effect for a three (3) months' time period following such time as ALTV formally notifies DIGITAL of the price change in writing;

                  b) and if the net price to DIGITAL including discounts is decreased, DIGITAL shall be credited with the net change for any Product ordered within the three (3) months' time period prior to the effective date of such change.

         6.3 ALTV warrants that all the prices and terms it has granted herein are equal to or better than the prices and/or terms being offered by ALTV to any other similarly situated customer. If during the term of this Agreement, ALTV enters into a like arrangement with any other similarly situated customer which provides better prices or terms, this Agreement shall be deemed amended to provide the same to DIGITAL and notice of the such arrangement shall be given to DIGITAL immediately.

7.0       COPYRIGHT AND TRADEMARKS

         7.1 ALTV agrees to secure and maintain copyright protection of the Product in the name of ALTV.

         7.2 DIGITAL agrees to include ALTV's copyright notice on all copies of the Product in substantially the following form:

                  Licensed to Digital Equipment Corporation, Maynard, Massachusetts Copyright (C) [ALTV] 19-. All rights reserved.

        7.3 ALTV hereby grants to DIGITAL a non-exclusive license to use the ALTV tradenames, logos and other ALTV trademarks and service marks relating to the Products (the "ALTV Marks") in connection with DIGITAL's distribution, marketing and services activities under this Agreement. DIGITAL's use shall be in accordance with ALTV's policies regarding advertising and trademark usage as established from time to time by ALTV and as provided by ALTV. DIGITAL agrees to cooperate


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                  with ALTV in facilitating ALTV's monitoring and control of the nature and quality of products and services bearing the ALTV Marks, and to supply ALTV with specimens of DIGITAL's use of the ALTV Marks upon request. In the event that ALTV determines that DIGITAL's use of ALTV Marks, or that the services in connection with which such ALTV Marks are used is inconsistent with ALTV's quality standards, then upon ALTV's written request, DIGITAL shall within a reasonable period thereafter conform such use or service to ALTV's standards. If DIGITAL fails to confirm such use or service, ALTV shall have the right to suspend such use of the ALTV Marks.

8.0      SUPPORT

         8.1 ALTV designates DIGITAL as a non-exclusive Authorized Service Provider. DIGITAL shall pay ALTV a fee for support services as set forth on the DIGITAL-ALTV Fee Schedule.

         8.2 DIGITAL, in its capacity as an Authorized Service Provider, shall provide training, documentation and technical support to ALTV customers, including the performance of service evaluations, installation and remedial support.

         8.3 ALTV and DIGITAL agree to provide support and services to ALTV customers through WEB-based technologies, where commercially reasonable.

         8.4 ALTV grants to DIGITAL a non-exclusive, royalty-free, worldwide license to execute the Products, and to load, copy or transmit the Programs and/or Demonstration Programs in whole or in part, and to copy, use and distribute the Product and the Program for the purpose of providing support and maintenance of the Programs, and the right to sublicense such support rights to DIGITAL and DIGITAL's Service Providers, authorized dealers, distributors and other third parties within their distribution chains; and to distribute product information and documentation, and any Revisions to Customers.

         8.5 ALTV grants to DIGITAL a non-exclusive, royalty-free license to copy and use internally ALTV's training materials for each Product. Such training materials may be used for training, maintenance and other similar activities connected with DIGITAL's support of such Product. DIGITAL agrees to include ALTV's copyright notice on all copies of ALTV's training materials for such Product which DIGITAL makes.


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         8.6      Services shall be provided by DIGITAL subject to DIGITAL's
                  Services Terms and Conditions, or such other Terms and Conditions as may be agreed to by the parties.

  9.0    MARKETING

         9.1 ALTV and DIGITAL will mutually agree on a joint marketing and public relations plan. The plan will be updated from time to time to ensure that it remains relevant and current. The marketing plan may include the following types of activities:

                  (a) press releases and press conferences regarding the
                      Products and Services;

                  (b) consultant briefings;

                  (c) production of marketing brochures, flyers, presentations, customer references, sales kits, etc.

                  (c) participation at major trade shows and user conferences

                  (e) creation of demonstration programs that highlight Product and Services features and benefits;

                  (f) creation of white papers as technical proof points for the benefits of the Products and Services;

                  (g) faxback programs;

                  (h) business partner recruitment and promotional campaigns in both DIGITAL's and ALTV's Product and Services distribution channels; and

                  (i) web-based communications

         9.2 DIGITAL and ALTV will inform the sales and support personnel of each as to the availability, pricing, and positioning of the Products and Services consistent with the purposes of DIGITAL's role as reseller, including but not limited to appropriate information regarding DIGITAL's role in ALTV sales and marketing literature, Website, tradeshows, customer seminars, sales training, and other appropriate marketing/business development activities.

         9.3 DIGITAL and ALTV will include the Products and Services in the appropriate sales and sales support training sessions.


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10.0     RELATIONSHIP OF PARTIES

         10.1 ALTV and DIGITAL are independent contractors acting for their own accounts and are not authorized to make any commitment or representation on the other's behalf unless authorized in writing. Each party is solely responsible for establishing its prices for the Product(s).

         10.2 ALTV is authorized to use the designation "Digital Distributed Software."

11.0     WARRANTY AND INDEMNIFICATION

         11.1 ALTV warrants that no security measures have been or will be incorporated in the Products which would impair their use and operation except such measures as are disclosed to DIGITAL in writing and approved by DIGITAL in writing.

         11.2 ALTV warrants to DIGITAL that the Products do not and will not infringe or violate any patent, copyright, trademark, trade secret or other proprietary right of any third party.

         11.3 ALTV warrants that any services performed by ALTV in connection with this Agreement shall be performed in a workmanlike manner and that in the event of a breach of this warranty ALTV shall perform the services to DIGITAL's satisfaction.

         11.4 ALTV warrants that each Product: (1) is and shall remain free of all liens and title encumbrances; (2) is and shall remain free from defects in design, material and workmanship; and (3) conforms and shall continue to conform to applicable specifications. In the case of a breach of these warranties ALTV shall, at DIGITAL's option: (1) repair or replace nonconforming or unsuitable Product within thirty (30) days of notice of such condition; or (2) credit or refund to DIGITAL the purchase price for such Product. All expenses associated with the return to ALTV of such Product and the delivery to DIGITAL of repair or replacement Product shall be borne by ALTV.

         11.5 The above warranties shall survive any delivery, acceptance, payment, termination or expiration of a Purchase Order and shall run to DIGITAL, its successors, assigns, customers and users of its products.

         11.6 ALTV shall indemnity, hold harmless and defend DIGITAL and its customers from and against any and all suits, actions, damages, costs, losses, expenses (including settlement awards and reasonable attorney's fees) and other liabilities arising from or in connection with any claim that


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                  ALTV does not have sufficient right, title or interest in the
                  Product to enter into this Agreement, or that the Product infringes or violates any patent, copyright, trademark, trade secret, or other proprietary right of any third party. Without limiting ALTV's obligations as set forth above, ALTV, upon the request of DIGITAL, and at ALTV's expense, shall either procure for DIGITAL and its customers the right to continue using the Product, or, if such is not possible, replace or modify the Product so that it becomes noninfringing but functionally equivalent.

         11.7 ALTV shall defend, at its expense, and shall pay all costs and damages awarded for any claim against DIGITAL to the extent that such claim is based upon a breach by ALTV of its warranties hereunder.

         11.8 THE FOREGOING WARRANTIES OF ALTV ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         11.9 EXCEPT FOR AMOUNTS PAYABLE PURSUANT TO SECTION 12.6 HEREOF, NEITHER PARTY HERETO SHALL BE LIABLE FOR ANY SPECIAL, DIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAGES ARE SOUGHT, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT.

12.0     EXPORT

         12.1 DIGITAL and ALTV agree to comply with US laws and regulations governing the export of technology and products, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. DIGITAL and ALTV agree to cooperate with each other, including, without limitation, providing required documentation and information, in order to obtain the necessary government authorizations prior to any export of technology or Products under this Agreement.

13.0     TERM AND TERMINATION

         13.1 This Agreement shall extend for a period of two years from its effective date unless terminated sooner in accordance herewith; provided, however,


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                  this Agreement shall be subject to early termination by either
                  ALTV or DIGITAL upon six months' written notice if DIGITAL ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of ALTV. After the initial term, this Agreement shall automatically be renewed on a year-to-year basis unless terminated by either party upon written notice to the other at least sixty (60) days prior to the end of the initial term of this Agreement, or any renewal term.

         13.2     Either party may terminate this Agreement

                  a) if the other party breaches any warranty or fails to perform any material obligation hereunder, and such breach is not remedied within thirty (30) days after written notice thereof to the party in default; or

                  b) at any time, if the other party shall become insolvent or make an assignment for the benefit of creditors, or if a receiver or similar officer shall be appointed to take charge of all or part of that party's assets.

                  c) at any time, without cause, upon ninety (90) days' advance written notice.

         13.3 Upon termination of this Agreement, the license provided in Paragraph 2.3 shall remain in effect for six (6) months from the effective date of termination to permit DIGITAL to liquidate its inventory of Products in existence as of the date of termination. However, ALTV shall have the option, either during or after the six (6) month period, to purchase any inventory in DIGITAL's at the purchase prices paid by DIGITAL, except for inventory necessary for DIGITAL to meet any outstanding contractual obligations to its customers.

         13.4 The license granted to DIGITAL herein for support and maintenance purposes, the rights and sublicenses which DIGITAL has granted or agreed to grant under this Agreement (including DIGITAL's right to distribute the Product) and any warranties, indemnities, and irrevocable license grants made to DIGITAL shall survive any termination or expiration of this Agreement. After termination, DIGITAL's sole remaining obligation shall be to remit to ALTV any payments due. Sections 1, 11, 12, 13 and 14 shall survive any termination of this Agreement.

         13.5 After termination, DIGITAL's sole remaining obligation shall be to remit to ALTV any payments due.


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14.0     GENERAL

         14.1 The rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies provided at law or in equity.

         14.2 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither party shall assign this Agreement or any rights or obligations under it without the prior written consent of the other party.

         14.3 Nothing in this Agreement shall be construed as making either party the agent of the other.

         14.4     Notices under this Agreement shall be addressed to DIGITAL at:

                  DIGITAL EQUIPMENT CORPORATION
                  111 Powdermill Road
                  Maynard, MA 01754
                  Attn.:  Treasurer

                  DIGITAL EQUIPMENT CORPORATION
                  111 Powdermill Road
                  Maynard, MA 01754
                  Attn.: Law Department

                  and to ALTV at the address given at the beginning of this Agreement unless otherwise specified.

                  Notice shall be sent by registered or certified mail, postage prepaid, return receipt requested. The date of receipt shall be deemed to be the date on which such notice was actually received. Each party shall promptly give the other party written notice of any change of address.

         14.5 If any provision of this Agreement is held illegal or unenforceable by any court of competent jurisdiction, such provision shall be deemed separable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement. The parties hereto agree to replace any such illegal or unenforceable provision that has the most nearly similar permissible economic or other effect.

         14.6 This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles. The


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                  parties hereto exclude the United Nations Conventions on
                  Contracts of the International Sale of Goods from this Agreement and any transaction between them that may be implemented in connection with this Agreement.

         14.7 The failure of either party to enforce, in any one or more instances, any of the terms or conditions of the Agreement shall not be construed as a waiver of the future performance of any such term or condition.

         14.8 Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is directly delayed by the occurrence of events beyond the control of the failing party such as fire, explosion, flood, storm or the acts of God, war, embargo, riot, or the intervention of any government authority, provided that the party suffering the delay immediately notifies the other party of the delay.

         14.9 This Agreement supersedes all prior oral and written understandings and agreements between the parties concerning the subject matter hereof and may not be modified except in a writing signed by the authorized representatives of the parties hereto.

         14.10 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

DIGITAL EQUIPMENT CORPORATION           ALTAVISTA INTERNET
                                        SOFTWARE, INC.

- ----------------------------------      -------------------------------
Authorized Signature                    Authorized Signature

- ----------------------------------      -------------------------------
Name and Title                          Name and Title

Date                                    Date
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